EXHIBIT 23












       Consent of Independent Certified Public Accountants



We consent to incorporation by reference in the Registration Statement No. 33-30221 on Form S-8 and Registration Statement No. 33-6406 on Form S-3 (originally on Form S-16) of IWC Resources Corporation of our report dated May 19, 1995, relating to the balance sheets of Miller Pipeline Corporation as of March 31, 1995 and 1994, and the related statements of earnings and retained earnings and cash flows for the years then ended, which report appears in the current report on Form 8-K of IWC Resources Corporation.


/s/ KPMG Peat Marwick LLP


Indianapolis, Indiana
September 5, 1995